Exhibit 99.1

Company Contact:
RELM Wireless Corporation
William P. Kelly, EVP & CFO
(321) 984-1414

RELM WIRELESS AMENDS REVOLVING CREDIT FACILITY WITH SILICON VALLEY BANK
- Facility Size Increased to $5 Million; Variable Interest Rate Reduced by 50 Basis Points; Term Extended To December 31, 2012 -

WEST MELBOURNE, FL, October 20, 2010 -- RELM Wireless Corporation (NYSE AMEX: RWC) today announced that it has amended its revolving credit facility with Silicon Valley Bank (SVB), the primary subsidiary of SVB Financial Group (NASDAQ: SIVB), as follows:

●	maximum borrowing availability has been increased to $5.0 million from $3.5 million;

●	the maturity date has been extended to December 31, 2012 from October 23, 2010;

●	the variable rate at which borrowings bear interest has been reduced to prime rate plus 50 basis points;

●
the Company’s minimum “tangible net worth” requirement has been reset at $25.35 million,  such minimum requirement still continuing to be subject to increase by (i) 50% of quarterly net profits and (ii) 75% of the net proceeds received from issuances of equity and issuances of “subordinated debt”; and

●	the unused revolving line fee has been reduced to 20 basis points.

The Company continues to be subject to the substantially same customary borrowing terms and conditions as it was prior to amending the credit facility. The Company currently has $2.0 million of borrowings outstanding under the amended credit facility and additional borrowing availability of approximately $1.1 million.

“We value, and are pleased to continue, our longstanding relationship with SVB; first established in 2003.  The amended facility is intended to provide additional working capital at a reduced interest cost, if needed, to execute our strategic business plans and growth initiatives,” stated RELM President and Chief Executive Officer Dave Storey.  “SVB understands our business and has been instrumental in its success, consistently demonstrating confidence in our operations and plans for future growth.”

For additional information about the Company’s amended revolving credit facility with Silicon Valley Bank, please see the Company’s Current Report on Form 8-K dated October 20, 2010 to be filed with the Securities and Exchange Commission later today.

About Silicon Valley Bank

Silicon Valley Bank is the premier commercial bank for companies in the technology, life science, venture capital, private equity and premium wine industries. SVB provides a comprehensive suite of financing solutions, treasury management, corporate investment and international banking services to its clients worldwide. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients' success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 26 U.S. offices and international operations in China, India, Israel and the United Kingdom. Silicon Valley Bank is a member of global financial services firm SVB Financial Group (NASDAQ: SIVB), with SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services. More information on the company can be found at www.svb.com.

Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

About RELM Wireless Corporation

As an American Manufacturer for more than 60 years, RELM Wireless Corporation has produced high-specification two-way communications equipment of unsurpassed reliability and value for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications.  Advances include a broad new line of leading digital two-way radios compliant with APCO Project 25 specifications.  RELM’s products are manufactured and distributed worldwide under BK Radio and RELM brand names. The Company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900.  The Company’s common stock trades on the NYSE Amex market under the symbol “RWC”.

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act Of 1995.  These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors and risks include, among others, the following: risks relating to the current financial crisis and adverse economic conditions; reliance on contract manufacturers; heavy reliance on sales to the U.S. Government; federal, state and local budget deficits and spending limitations; limitations in available radio spectrum for use by land mobile radios; general economic and business conditions amid the financial crisis; changes in customer preferences; competition; changes in technology; changes in business strategy; the debt and inventory levels of the Company; quality of management, business abilities and judgment of the Company’s personnel; and the availability, terms and deployment of capital.  Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in the Company’s subsequent filings with the SEC.  These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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